SUPPLEMENTAL AGREEMENT II

The following terms and conditions of this SUPPLEMENTAL AGREEMENT II dated as of 21st January 2009 are supplemental to the Loan Agreement dated 31st December 2007 and Supplemental Agreement dated 22nd September 2008 made by MAYNE MANAGEMENT LIMITED, a Company incorporated in British Virgins Islands and having its registered office at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as "Party A" and UNIVISION ENGINEERING LIMITED, a Company incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China and having its registered office at 8/F., Lever Tech Centre, 69-71 King Yip Street, Kwun Tong, Kowloon, Hong Kong as "Party B" (The "Loan Agreement") and shall form an integral part of the Loan Agreement.

Defined terms used in this Supplemental Agreement II shall have the same meanings as set out in the Loan Agreement.

1. The term of the Loan shall be extended from 30th September 2009 to 31st March 2010.

2. Principal Amount: The revised Principal Amount shall be United States Dollars Six Million Only (USD6,000,000.) effective as of 1st October 2008

3. Interest Rate and Payment: Party B agrees to pay at the rate of 15% per annum on the revised Principal Amount of United States Dollars Six Million Only (USD6,000,000.) effective as of 1st October 2008. Interest is to be fully paid in arrears on the last day of the term of the Loan subject to the terms for early repayment as described in the Loan Agreement.

4. Party A undertakes not to exercise its right to exchange the total or part of the Loan amount (principal and/or interest) to the convertible bond of Party B during the term of the Loan Agreement ending 31st March, 2010. Such undertaking shall not prejudice any rights entitlements or interest of Party A in the Event of Default.

Pls initial

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement as of the date first written above.

Party A: MAYNE MANAGEMENT LIMITED

For and on behalf of
STG Corporate Management Limited

Authorised Signature(s)

(Signature)

Name: Bonny Fay LANDERS

Title: Authorized Signer

Party B: UNIVISION ENGINEERING LIMITED

For and on behalf of
UNIVISION ENGINEERING LIMITED

Authorised Signature(s)

(Signature)

Name: WONG Chun Hung

Title: Chief Executive Officer